EXHIBIT 15.1

April 4, 2014

Board of Directors and Stockholders
Texas Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Martin Marietta Materials, Inc. for the registration of its common stock and related Joint Proxy Statement/Prospectus of Martin Marietta Materials, Inc. and Texas Industries, Inc., the Post-Effective Amendment Number 9 to Registration Statement Number 2-48986 on Form S-8, Registration Statement Number 333-121860 on Form S-8, Registration Statement Number 333-185957 on Form S-8 (as amended) and in the related Prospectuses of our report dated April 4, 2014 relating to the unaudited condensed consolidated interim financial statements of Texas Industries, Inc. that are included in its Form 10-Q for the quarter ended February 28, 2014.

/s/ Ernst & Young LLP

Dallas, Texas